Exhibit 99.5

Executive Officers and Directors of Hut 8 Corp.

Business Address: 1101 Brickell Avenue, Suite 1500, Miami, Florida 33131

Name:	Title:
William Tai	Chair of the Board
Amy Wilkinson	Director
Joseph Flinn (citizen of Canada)	Director
Mayo A. Shattuck III	Director
E. Stanley O'Neal	Director
Carl J. Rickertsen (citizen of United States and United Kingdom)	Director
Asher Genoot	Chief Executive Officer; Director
Michael Ho (citizen of Canada)	Chief Strategy Officer; Director
Sean Glennan	Chief Financial Officer
Victor Semah (citizen of United States and Panama)	Chief Legal Officer & Secretary

Executive Officers and Directors of U.S. Data Mining Group, Inc.

Business Address: c/o Hut 8 Corp., 1101 Brickell Avenue, Suite 1500, Miami, Florida 33131

Name:	Title:
Asher Genoot	President; Director
Michael Ho (citizen of Canada)	Director
Gregory Irwin	Treasurer; Director

Executive Officers and Directors of American Bitcoin Holdings LLC

Business Address: c/o Hut 8 Corp., 1101 Brickell Avenue, Suite 1500, Miami, Florida 33131

Name:	Title:
Asher Genoot	Chief Executive Officer
Michael Ho (citizen of Canada)	Chief Strategy Officer
Sean Glennan	Chief Financial Officer
Victor Semah (citizen of United States and Panama)	Chief Legal Officer & Secretary